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Consent of Independent Registered Public Accounting Firm

The Provident Bank 401(k) Plan
Iselin, NJ

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-103041) of Provident Bank of our report dated June 29, 2023, relating to the financial statements and supplemental schedules of the Provident Bank 401(k) Plan which appear in this Form 11-K for the year ended December 31, 2022.

New York, NY
June 29, 2023

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